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         BlackRock MuniYield New York Quality Fund, Inc. (the "Fund")
                              File No. 811-06500
        Item No. 77I (Terms of New or Amended Securities) -- Attachment

A copy of the Amendment to the Notice of Special Rate Period of the Fund's Variable Rate Demand Preferred Shares is attached under Sub-Item 77Q1(a).